Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated June 29, 2018 (November 14, 2018 as to the change in reportable segments described in Note 1), relating to the financial statements and retrospective adjustments to the 2018 financial statement disclosures of Perspecta Inc. (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to the allocations inherent in the preparation of the combined financial statements), appearing in the Current Report on Form 8-K of Perspecta Inc. dated November 14, 2018, and to the reference to us under the heading “Experts” in such Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
McLean, Virginia
November 14, 2018